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[BELDEN CDT LOGO]

                                EXHIBIT 14.1        REVISION DATE: JUNE 30, 2005

                CONFLICTS OF INTEREST AND ETHICAL CONDUCT POLICY

COMPLIANCE WITH LAWS. It is Belden CDT's policy to comply with all applicable laws and government rules and regulations of every nation, state or municipality in which Belden CDT and its affiliates (collectively, the "Company") conducts business. Where individual employees have been involved in wrongdoing, prompt and appropriate disciplinary action will be taken.

OUTSIDE BUSINESS INTEREST AND EMPLOYMENT. It is the policy of the Company to employ only employees who do not engage in outside jobs or other business activities involving a firm which is competing with, selling to, or buying from the Company. If employee family members (rather than the employee) are engaged in such jobs or activities, the potential for conflict of interest exists and will be judged based on the facts and circumstances. Further, employees may be hired or retained when engaged in other outside jobs or business activity only when such activities do not interfere in any way with the job being performed for the Company. Belden CDT's policy is to pay fair and competitive compensation for full time work. The normal demands of full time employment are not compatible with "moonlighting" and supplemental or secondary employment is discouraged. In no event may employees have outside business interests that are in any way detrimental to the best interests of the Company.

AFFILIATION WITH VENDOR AND CUSTOMER COMPANY. The Company buys many goods and services from others. In doing this, it is the policy of the Company to award business on the basis of merit, without favoritism, and wherever practicable on a competitive basis. This Policy requires that an employee have no relationships or engage in any activities that might impair the employee's independence of judgment. Therefore, officers, members of management and any other employee who buys or sells goods or services, or who has responsibility in connection with buying or selling, for or on behalf of the Company, together with members of any of their respective families, are prohibited from having any substantial economic interest in private or publicly held business concerns which transact business with the Company or are in competition with it. An interest is substantial if it represents a substantial proportion of such business enterprise. An employee must not have any material interest in any business in competition with the Company, or which deprives the Company of any business opportunities. This Policy shall not be construed to apply to stock interest in any corporation whose securities are regularly traded on a recognized stock exchange, even though the corporation may, in some way, be competitive with the Company, unless such investments are of such size as to have influence on the employee's judgment on Company matters or to amount to management participation in the corporation.

COMPANY ASSETS AND OPPORTUNITIES. Company assets must be used for legitimate business purposes. No one shall usurp a Company opportunity for personal gain.

E-MAIL AND VOICE MAIL.

Electronic mail (e-mail) and voice mail systems are provided exclusively to assist employees to conduct Company business, and

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are not for personal use (except on an infrequent and limited basis in conformity with this Policy and other applicable policies).

Messages sent through e-mail and the contents of employee computers as well as messages contained on voice mail are the sole property of the Company, and are considered business records of the Company. Accordingly, they may be disclosed in connection with administrative, judicial, or other proceedings.

Any communications by employees via e-mail or voice mail that may constitute verbal abuse, slander, or defamation or may be considered offensive, harassing, vulgar, obscene, or threatening are prohibited. The communi-cation, dissemination, or printing of any copyrighted materials in violation of copyright laws is prohibited and the downloading, distribution, or sending of pornographic or obscene materials is also prohibited.

By using the Company's e-mail and voice mail, an employee knowingly and voluntarily consents to his or her usage of these systems being monitored and acknowledges the Company's right to conduct such monitoring. Employees should not expect that e-mail or voice mail is confidential or private and, therefore, an employee should have no expectation of privacy whatsoever related to his or her usage of these systems. Even when a message is erased, it may still be possible to recreate the message and, therefore, privacy of messages cannot be ensured to anyone.

GIFTS, FAVORS, ENTERTAINMENT AND PAYMENTS RECEIVED BY EMPLOYEES. Purchases of supplies, materials and services must be accomplished in a manner that preserves the integrity of a procurement process based on quality, performance and cost. No employee, officer, or member of management of the Company, or members of his or her family shall accept any gifts of more than token value, unusual hospitality, lavish entertainment or other favors from third persons, which go beyond common courtesies usually associated with accepted business practice and thereby place him or her under obligation to a vendor, supplier, banker or other person soliciting or doing business with the Company.

GIFTS, FAVORS, ENTERTAINMENT AND PAYMENTS BY THE COMPANY. Sales of Belden CDT's products and services must be free from any inference or perception that favorable treatment was sought, received or given due to the furnishing of gifts, favors, entertainment or other gratuities.

Gifts, favors and entertainment may be given to others at Company expense only if they meet all of the following criteria:

-     they are consistent with accepted business practice;

- they are of sufficiently limited value, and in a form that will not be construed as a bribe or pay-off;

- they are not in contravention of applicable law and generally accepted ethical standards; and

- public disclosure of the facts, including the identity of the recipient, will not result in embarrassment to the corporate office of Belden CDT or to the headquarters office of the recipient.

INSIDER TRADING AND CONFIDENTIAL INFORMATION. Confidential information about the Company and its operations is the property of Belden CDT and may be used or disclosed only in the performance of the employee's duties. It is the responsibility of each supervisor to control the disclosure and use of confidential information by employees under his or her direction. Employees whose responsibilities require ongoing access to

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confidential information shall execute a secrecy agreement.

Employees shall not, without proper authority, give or release to anyone not employed by the Company, or to another employee who has no need for the information, data or information of a confidential nature concerning the Company.

Employees shall not make use of material, non-public information regarding Belden CDT for their personal benefit through buying or selling Belden CDT stock or the stock of an acquisition candidate, or otherwise. In addition, employees shall not disclose any material, non-public information to any other person who could use such information for his or her personal benefit or when buying or selling Belden CDT stock. Material information includes significant new products, sales and earnings figures, major contracts, plans for stock splits or dividend increases, and acquisitions and mergers. It also includes important confidential information about a company with which Belden CDT does business. As needed, advice on such matters should be sought from the Company's General Counsel.

BRIBES AND OTHER IMPROPER PAYMENTS. No bribe, kickback or other improper payment shall be made by or on behalf of Belden CDT in connection with any of its businesses. Local practices or customs may be followed with regard to tips or gratuities for services rendered so long as the amount and timing of the gratuity is such that it could not reasonably be construed as a bribe. No agents' fees or commissions shall be paid if by reason of the excessive amount thereof or requested devious method of payment it appears reasonably likely that a bribe will be paid in connection with the transaction.

Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act ("FCPA") under U.S. law prohibits the following:

Belden CDT and its officers, directors, employees or agents from making or authorizing payments of money or anything of value, directly or indirectly, to foreign officials, political parties or candidates for foreign political office to gain or retain business. All books, records and accounts, U.S. and non-U.S., must accurately and fairly reflect the transactions of Belden CDT.

Employees should be sensitive to the following "red flags" when dealing with the FCPA, and should consult with the Company's General Counsel if they arise:

- Any suggestion that bribes or other violations of law might occur during the term of the proposed agreement;

- Dealing with a close relative or business associate of a senior government official;

-     Any request for an unusually high commission;

-     Dealing with a country notorious for improper or corrupt practices; and

-     A request for payment in cash or unusual payments to questionable parties.

Belden CDT may be required to terminate any further dealings with a foreign sales agent to avoid a violation of the Foreign Corrupt Practices Act.

ACCOUNTING PRACTICES.

Employees with responsibility for making public disclosures in periodic reports or other filings or in public communications shall assure that such disclosures are full, fair, accurate, timely and understandable. Any person with a concern or complaint regarding

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accounting, internal accounting controls, or audit matters is encouraged to express such concerns or complaints (on an anonymous basis, if desired) to the Chair of the Audit Committee of the Board of Directors by calling 866-BWC-8668 (866-292-8668). (See Belden CDT's Website at www.BeldenCDT.com under "Contact the Belden Board" for international AT&T access codes if dialing from outside the U.S.) All such communications will be forwarded promptly and directly to the Chair of the Audit Committee and will be kept in strict confidence.

Belden CDT must maintain a system of internal accounting controls to provide adequate corporate supervision over the accounting and reporting activities at all levels.

No undisclosed or unrecorded fund or asset shall be established for any purpose. No withdrawal shall be made from any disbursement account except by check or other acceptable means of transfer customarily used by major banks, and then only by authorized personnel, and no check shall be made payable to "cash" or other unidentifiable payee.

No false or artificial entries shall be made in the books and records of Belden CDT or any subsidiary for any reason and no employee shall engage in any arrangement that results in such entry.

No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that disclosed by the documents supporting the payment.

POLITICAL CONTRIBUTIONS. Employees shall not use Company funds or assets for contributions of any kind to any political party or committee in the United States or to any candidate for, or holder of, any office of any government--national, state or local--in the U.S. In countries other than the U.S., the policy shall be determined in accordance with local law and practice as well as U.S. law. But under no circumstances shall any such contribution be made unless:

- a proposal to make such a political contribution has been submitted to the Chief Executive Officer and Company approval for the contribution has been received; and

-     such contribution is recorded in the accounting records as such.

It is the policy of the Company to encourage free and open elections in those countries where such is the practice. The Company recognizes the needs of candidates for public office to have the financial and personal support of members of the electorate. To this end, the Company encourages its employees to contribute their personal funds and their personal time to the support of candidates of their choice. Good judgment should be exercised and we do not encourage involvement in political activities to the extent that an individual's work effort is impaired.

INDIVIDUAL CHARITABLE CONTRIBUTIONS. It is contrary to Company policy to pressure employees into making individual contri-butions to charitable fund drives such as the United Way in the U.S.

We believe that employees should be encouraged to assume the obligations of responsible citizenship and support recognized charities, but under no circumstances should an employee ever directly or indirectly be led to believe that his or her position in the Company, or his or her chance of future advancement, is conditioned in any way on the employee's response to such activities.

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ANTITRUST/COMPETITION LAWS. Belden CDT's policy is to compete vigorously, fairly and in compliance with laws that prohibit unreasonable restraints of trade or monopolies (these are known as "antitrust" laws). These laws are designed to create a level playing field in the marketplace. The outline below is intended to help employees recognize when an antitrust concern may arise. When in doubt, an employee should consult with the Company's General Counsel.

U.S. law prohibits certain conduct, including:

-     agreements between competitors to fix prices;

-     agreements between competitors to divide markets or customers; and

-     agreements between competitors to regulate or limit production.

To reduce the risk of violating antitrust laws dealing with agreements between competitors, employees should not talk to competitors about Belden CDT's business or the competitor's business with respect to:

-     past, present, or future prices;

-     pricing policies or strategies;

-     requests for quotations or bids;

-     discounts and promotions; and

-     whether or how to deal with a customer, or a group of customers.

At trade association meetings or sales shows, an employee should withdraw from any meeting with competitors where the above topics are discussed and notify the Company's legal counsel of the incident. The Company has a special antitrust guide, A Guide to Antitrust Law Compliance, that addresses in detail U.S. antitrust and European Community competition laws. The Guide is available by contacting the Company's General Counsel.

EXPORTS. The United States, and to a more limited extent other countries, regulate and in some instances restrict the export of products, materials and technology to certain countries or certain end-users. U.S. law also requires U.S. firms and certain of their foreign affiliates to refuse to participate in foreign boycotts that the U.S. government does not sanction, such as the Arab League boycott of Israel. The Company has an "Export and Antiboycott Control Policy and Procedures" and has designated export compliance coordinators at its facilities to ensure compliance by the Company and its affiliates with applicable export and antiboycott laws. Employees should consult with the General Counsel if they have questions regarding the scope or application of these laws to their operations.

RESPECTING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. Belden CDT's policy is to respect the patents, copyrights, licenses and trade secrets of others, including competitors and suppliers. Employees should not make unauthorized copies of copyrighted materials. Special care should be taken in acquiring software from others. As intellectual property, software is protected by copyright, and may also be protected by patent, trade secret or as confidential information. Before installing any software on or copying any software from the Company's computer systems, you should check with the person at your Belden CDT location who oversees information technology. Employees should review the Company's "Copyright Policy" for more information regarding such matters.

HARASSMENT. Belden CDT provides a workplace free from unlawful and improper "harassment" of employees. Harassment includes sexual and racial harassment. Each employee has the responsibility to cooperate

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in maintaining a workplace free from unlawful and improper harassment. The
Company considers harassment a serious act of misconduct, and violators will be subject to disciplinary action, including discharge. Each employee should consult with Human Resources for a copy of the Company's "Harassment Policy Bulletin", which provides more information regarding this matter.

EFFECT OF DIRECTORSHIPS ON TRANSACTIONS. The directors of Belden CDT are persons of diversified business interests, and are connected with other corporations and firms with which, from time to time, the Company has business dealings. No contract or other transaction between Belden CDT and any other corporation or firm shall be affected by the fact that any director of the Company is interested in, or is a director or officer of such other corporation or firm. No director of Belden CDT shall vote on any transaction in which he, or a company or firm with which he has a connection, shall be interested.

No employee of Belden CDT shall serve as the director of any other firm which is organized for profit without the written approval of Belden CDT's Chief Executive Officer.

DISCLOSURES. It is the responsibility of the concerned director or employee to report, without undue delay, to the General Counsel or division general manager, as applicable, all participation in any outside business relationship or other activity which might involve an actual or potential conflict of interest, and all professional or consultant ventures for compensation, including directorships, so that action may be taken to determine whether a problem exists and, if so, to eliminate it. The division general manager shall confer with the General Counsel, as necessary, concerning interpretation and application of this Policy to particular situations.

This requirement in no way limits or restricts the prerogative of the Chairman of Belden CDT to request any employee to submit a statement of disclosure at any time or as frequently as the Chairman may deem necessary. In the event that changing circumstances alter the statements or representations made in the original statement of disclosure, it is the responsibility of the employee to submit such additional statements as will keep and maintain all information current.

It is difficult to describe all of the circumstances and conditions that border on situations that might be considered a conflict of interest. The Company recognizes that there can be borderline situations, and these situations will be reasonably considered with full recognition of the attendant circumstances. Accordingly, the Company encourages employees to talk to their supervisors or managers when in doubt about the best course of action in a particular situation. Where a definite possibility of a conflict of interest is determined, the employee will be given a reasonable time to correct the conflict.

In implementing this Policy, it is vital that management be made aware of any violation so that corrective action can be taken promptly. Belden CDT calls on each employee to report any violation or apparent violation of this Policy. The Company strongly encourages employees to work with their supervisors in making such reports. In addition, employees may report violations by calling or reporting in writing to:

         Kevin L. Bloomfield
         General Counsel
         Belden CDT Inc.

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         7701 Forsyth Boulevard, Suite 800
         St. Louis, MO  63105

Any employee who, in good faith, reports what he or she believes to be a violation of this Policy will not be subject to any disciplinary action or retaliation on account of making such a report. To the fullest extent possible, the identity of an employee making a report will be kept confidential. If an employee feels that he or she is being treated unfairly because of reporting a violation, this should immediately be brought to the attention of the General Counsel. The General Counsel to the extent possible will investigate anonymous reports.

COMPLIANCE AND DISCIPLINE. Violations of this Policy will result in disciplinary action that may include termination, referral for criminal prosecution, and reimbursement to Belden CDT for any losses or damages resulting from the violation. As with all matters involving investigations of violations and discipline, principles of fairness and dignity will be applied. Any employee charged with a violation of this Policy will be afforded an opportunity to explain his or her actions before disciplinary action is taken.

Disciplinary action will be taken:

- against employees who authorize or participate directly in actions which are a violation of this Policy;

- against any employee who may have deliberately failed to report a violation or deliberately withheld relevant and material information concerning a violation of this Policy;

- against the violator's managerial superiors, to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence; or

- against any supervisor who retaliates, directly or indirectly, or encourages others to do so, against an employee who reports a suspected violation of this Policy.

Only the Board of Directors of Belden CDT may make any waiver of this Policy for Belden CDT's executive officers or directors.

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